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                            FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Mr. John Garlanger
Chief Financial Officer
Calumet Bancorp, Inc.
(708) 841-9010


     DOLTON, ILLINOIS (November 23, 1998) -- Calumet Bancorp, Inc. (NASDQ:CBCI), announced today that it had received a letter from FBOP Corporation requesting a reduction of $4.0 million in the purchase price specified in the September 9, 1998 Agreement and Plan of Merger (the "Merger Agreement") under which FBOP would acquire Calumet for a total purchase price of $111.6 million (less expenses).

     According to Calumet, the letter from FBOP was purportedly occasioned by FBOP's concerns over the valuation of a certain Calumet investment in a partnership that holds and administers purchased mortgage servicing rights. Valuation of this investment has been lowered in response to a sharp drop in mortgage interest rates and increased prepayment expectations for mortgage loans that affected the value of the servicing rights underlying the partnership interest. Previously, in June 1998, Calumet recorded a pre-tax charge of approximately $1.4 million to establish a valuation allowance with respect to this investment, and on October 27, 1998, Calumet announced an additional pre-tax charge of $4.3 million to further increase the allowance. The recent letter from FBOP suggested that, if the purchase price adjustment was not accepted, FBOP might attempt to terminate the Merger Agreement on the basis of an asserted "Material Adverse Change."

     The FBOP letter was considered at a special meeting of the Board of Directors of Calumet and the Board rejected the various assertions made in the FBOP letter, including specifically the assertion that a "Material Adverse Change" had occurred as defined in the Merger Agreement. The Board nonetheless offered in writing to FBOP to accept a reduction in the purchase price of $1.5 million and no more. This offer was made subject to written acceptance by FBOP by 5:00 p.m., Monday, November 23, 1998, and additional amendments to the Merger Agreement to assure that FBOP assumes risks of further declines in value of these and other rate-sensitive assets and to adjust the purchase price upwards to reflect any recovery in value of the investment in question prior to closing the merger. These amendments to the Merger Agreement had also been proposed in principle in FBOP's letter.

     FBOP subsequently proposed that Calumet accept a $2 million reduction in purchase price and a sharing in any recovery in the value of the investment. FBOP was advised that a reduction of that magnitude had been considered by the Board of Calumet at its special meeting and had been rejected. It was the Board's position that, in view of a substantial reduction in purchase price previously accepted by Calumet, any reduction in excess of $1.5 million would be unfair to Calumet shareholders.

     As of 5:00 p.m., Monday, November 23, 1998, Calumet's offer had not been accepted and, therefore, ended in accordance with its terms. Based on FBOP's letter, Calumet expects that FBOP will attempt to terminate the Merger Agreement. It is Calumet's firm position that events described in the FBOP letter do not constitute a "Material Adverse Change" as defined in the Merger Agreement.

     Calumet Bancorp, Inc., is the savings and loan holding company for Calumet Federal Savings and Loan Association of Chicago, Dolton, Illinois. Calumet Bancorp, Inc., is publicly traded and has assets of $486 million. FBOP Corporation is the bank holding company for First Bank of Oak Park, Illinois. FBOP is a closely held company with assets of approximately $3.3 billion.